Exhibit 99.1

August 7, 2023

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED LAUNCHES NEW COMPANY WEBSITE

Friedman Industries, Incorporated (NYSE American: FRD) announced today the publication of its new company website at www.friedmanindustries.com. “We are delighted to launch a new website with expanded content to showcase our Company,” said Michael J. Taylor, President and Chief Executive Officer. “The website highlights our recent growth initiatives of facilities acquired in East Chicago, IN and Granite City, IL along with our newly constructed facility in Sinton, TX. We believe the website will facilitate further sales growth and provides shareholders and interested investors with a greater understanding of our operations and easy access to important Company information. Investors are encouraged to subscribe to investor alerts through the site to stay informed. We look forward to sharing additional content on the site as Friedman continues to grow,” Taylor concluded.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat roll products and tubular products. The flat roll segment was previously referred to as the coil segment. The flat roll segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

For further information, please contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.